Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

by and between

Eli Lilly and Company and

CERECOR INC.

Effective Date of September 08, 2016

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), effective as of this 8th day of September,  2016 (the “Effective Date”), is by and between Eli Lilly and Company (“Lilly”), and Cerecor Inc. (“Cerecor”), a corporation organized and existing under the laws of Delaware (hereinafter referred to as “Licensee”).   Lilly and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Lilly and its Affiliates have discovered and developed the Transmembrane AMPA Receptor Regulatory Protein (TARP) gamma-8-dependent AMPA receptor antagonist designated as LY3130481;

WHEREAS, Licensee desires to develop and commercialize LY3130481; and

WHEREAS, Licensee and Lilly desire to enter into a license arrangement whereby Licensee will develop and commercialize LY3130481.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Licensee and Lilly hereby agree as follows:

Article I - DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.01 “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity, shall be deemed to constitute control.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.02 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.03 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

1.04 “Change of Control” shall mean with respect to a Party:  (a) the sale to a Third Party of all or substantially all of such Party’s assets and business; (b) a merger, reorganization or consolidation involving such Party and a Third Party in which the voting securities of such Party outstanding immediately prior thereto ceases to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (i) on account of the acquisition of securities of a Party by any institutional investor, or affiliate thereof, or similar investor, that acquires the Party’s securities in a transaction or series of related transactions that are primarily a private financing transaction of the Party or (ii) a sale of assets, merger, or other transaction effected exclusively for the purpose of

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

changing domicile of the Party. For clarity, any public offering of a Party’s equity securities shall not be deemed to be a Change of Control.

1.05 “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III clinical Trial, Phase IIIb Clinical Trial and/or post-approval clinical trial.

1.06 “Commercialization” or “Commercialize” shall mean, with respect to Licensed Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling of such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing.  Commercialization shall also include Commercialization Studies.  “Commercialize” has a correlative meaning.

1.07 “Commercialization Studies” shall mean a study or data collection effort for the Licensed Product that is initiated in the Territory after receipt of Marketing Authorization for the Licensed Product and is principally intended to support the Commercialization of the Licensed Product in the Territory; provided, that such study or data collection effort is not principally to support or maintain a Marketing Authorization or obtain a label change or maintain a label.

1.08 “Commercially Reasonable Efforts” shall mean, with respect to the performance of obligations or tasks of a Party, the level of efforts and resources, normally used by a similarly situated biopharmaceutical company in the exercise of its reasonable discretion relating to the Development or commercialization of a product, in each case owned by it or to which it has exclusive rights, having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its Development or product life cycle as the Licensed Product, taking into account issues of patent coverage, safety and efficacy, product profile, competiveness of the marketplace, proprietary position, and profitability (including pricing and reimbursement).

1.09 “Compliance” shall mean the adherence by the Parties in all material respects to all applicable laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.10 “Development” or “Develop” shall mean all preclinical research and development activities and all clinical drug development activities, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining  and maintaining Marketing Authorization (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing.  Development shall include all clinical studies (including Phase III-B) that are primarily intended to support or maintain a Marketing Authorization, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

1.11 “Field” shall mean the prevention, diagnosis and/or treatment of all disease in humans.

1.12 “First Commercial Sale” shall mean, with respect to a particular Licensed Product in a particular country in the Territory, the first commercial sale of such Licensed Product to a Third Party for end use or consumption in such country in an arm’s length transaction by Licensee, its Affiliates or sublicensee in the Field after the receipt of Marketing Authorization in such country.  Sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.13 “Generic Product” means, with respect to a particular Licensed Product in a country, a generic or biosimilar pharmaceutical product, that is not produced, licensed or owned by Licensee or any of

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

its Affiliates, that: (a) contains the same, or a bioequivalent of the, active ingredient as a Licensed Product; and (b) is approved for use in such country by a regulatory authority through a regulatory pathway by referencing clinical data first submitted for obtaining regulatory approval for such Licensed Product.  Generic Product includes any pharmaceutical products obtained via a bioequivalence or bioavailability showing such as those covered by section 505(b)(2) or under 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act or an equivalent outside the United States.

1.14 “Good Clinical Practices” shall mean the then current Good Clinical Practices as such term is defined from time to time by the United States Food and Drug Administration (“FDA”), or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.15 “Good Laboratory Practices” shall mean the then current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations (“CFR”) or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.16 “Good Manufacturing Practices” shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Compound or Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Compound or Licensed Product takes place in such jurisdiction.

1.17 “Government Official” shall mean (i) an officer, or employee of: (a) a government, or any department or agency thereof; (b) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (c) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (ii) any political party or party official or candidate for public or political party office; and (iii) any person acting in an official capacity on behalf of any of the foregoing.

1.18 “IND” shall mean an investigational new drug application with respect to the Licensed Product filed with the FDA for beginning Clinical Trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning Clinical Trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

1.19 “Internal Compliance Codes” shall mean a Party’s internal policies and procedures intended to ensure that a Party complies with applicable laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.20 “Transmembrane AMPA Receptor Regulatory Protein (TARP) gamma-8-dependent AMPA Receptor Antagonist”  shall mean an AMPA  (α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid) receptor antagonist or inverse agonist which selectively targets transmembrane AMPA receptor regulatory protein (TARP) gamma-8-dependent AMPA .

1.21 “Know-How” shall mean scientific and technical information, trade secrets and data used or generated and owned or controlled, by a Party or on behalf of a Party, which are based on, derived

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

from, or are directed to the Lilly Patent Rights with respect to Lilly Know-How, Licensee Patent Rights with respect to Licensee Know-How, Licensed Compounds or Licensed Products, or the manufacture or use of the foregoing, that are not in the public domain, including but not limited to (a) unpatented ideas, discoveries, inventions, or improvements, (b) information related to methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies useful in the development, testing, or analysis of the Licensed Compounds or Licensed Products, (c) medicinal chemistry, medical, pre-clinical, toxicological biological, chemical, pharmacological, safety, manufacturing and quality control data or other scientific data and information related thereto, and (iv) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information.

1.22 “Licensee” shall have the meaning given to such term in the preamble of this Agreement.

1.23 “Licensee Know-How” shall mean Know-How developed by Licensee and/or any of its Affiliates or sublicensees after the Effective Date pursuant to this Agreement that is necessary for the Development, Commercialization or Manufacture of Licensed Compound or Licensed Product.

1.24 “Licensee Patent Rights” shall mean those patents and patent applications including all (a) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent applications; (b) patents issued based on or claiming priority to any such patent applications; (c) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (d) any confirmation patent or registration patent or patent of addition based on any such patents; (e) foreign counterparts and (f) any other patents and patent applications that dominate the foregoing patents, that (x) are owned by Licensee as of the effective date of termination of this Agreement, and (y) claim the Licensed Compound or Licensed Product or their use, composition, formulation, preparation or manufacture.

1.25 “Licensed Compound” shall mean those compounds listed in Schedule 1.25, including salts, esters, metabolites, prodrugs, acid forms, base forms, steroisomers, racemates, tautomers, polymorphs, solvates, hydrates, crystalline forms,  isotopic or radiolabeled equivalents, clathrates, hemihydrates, anhydrides, chelates, conformers, congeners, amorphous solids, isomers, enantiomers, conjugates, and complexes thereof.

1.26 “Licensed Product” shall mean:

(a)	any product containing a Licensed Compound which is covered in whole or in part by any Valid Patent Claim of the Lilly Patent Rights;
(b)	any product containing a Licensed Compound, the manufacture or use of which is covered in whole or in part by any Valid Patent Claim of the Lilly Patent Rights; and
(c)

any pharmaceutical product containing a Licensed Compound, including all dosage forms, formulations and line extensions thereof, including, without limitation, a Combination Product, except in the context of the calculation of Net Sales which is specifically addressed in Section 1.32.  For avoidance of any doubt and notwithstanding anything to the contrary in this Agreement, the license granted under Section 2.01 of this Agreement with respect to Combination Product is limited to only the License Compound contained in such Combination Product and does not grant or convey any rights with respect to any other compound or ingredient that may be included in such Combination Product.

1.27 “Lilly” shall have the meaning given to such term in the preamble to this Agreement.

1.28 “Lilly Know-How” shall mean the Know-How (a) owned or controlled by Lilly and/or any of its Affiliates as of the Effective Date, and/or (b) controlled by Lilly pursuant to a written agreement

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

between Lilly and a Third Party executed during the Term for which Licensee has elected to pay Third Party License Expenses in accordance with Section 2.06, in each of (a) and (b) that was (i) used or generated by or on behalf of Lilly or its Affiliates prior to the Effective Date in the Development or Manufacture of Licensed Compound or Licensed Product or (ii) that is reasonably necessary for the Development, Commercialization or Manufacture of Licensed Compound or Licensed Product.  Lilly Know-How shall include without limitation the Know-How that is listed on Schedule 1.28 or is otherwise provided to Licensee by Lilly under this Agreement.

1.29 “Lilly Patent Rights” shall mean solely ~~(a) t~~hose patents and patent applications listed in Schedule 1.29, and/or (b) those patent and patent applications controlled by Lilly pursuant to a written agreement between Lilly and a Third Party executed during the Term for which Licensee has elected to pay Third Party License Expenses in accordance with Section 2.06, and in the case of (b) all of Lilly’s rights together with all inventions disclosed or claimed therein or covered thereby but only to the extent such rights or inventions are reasonably necessary for the Development, Commercialization or Manufacture of Licensed Compound or Licensed Product including all (i) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent applications; (ii) patents issued based on or claiming priority to any such patent applications; (iii) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (iv) any confirmation patent or registration patent or patent of addition based on any such patents; (v) foreign counterparts and (vi) any other patents and patent applications that dominate the foregoing patents.

1.30 “Major European Country” shall mean each of France, Germany, Italy, Spain or the United Kingdom.

1.31 “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, manufacturing Licensed Compound or Licensed Product quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, distribution and regulatory activities related to all of the foregoing.

1.32 “Marketing Authorization” shall mean, with respect to each country in the Territory, the receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable Price Approvals even if not legally required to sell Licensed Product in a country).

1.33 “Multiple Ascending Dose (MAD) Study” shall mean a study to investigate the pharmacokinetics, pharmacodynamics, safety and tolerability of multiple doses of Licensed Product

1.34 “NDA” shall mean a New Drug Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the of the Food, Drug and Cosmetic Act, or similar application or submission for Marketing Authorization of a Licensed Product filed with a Regulatory Authority to obtain Marketing Authorization for a pharmaceutical or diagnostic product in that country or in that group of countries.

1.35 “Net Sales” shall mean with respect to a Licensed Product, the gross amount invoiced by Licensee (including a Licensee Affiliate) or any sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for the Licensed Product in the Territory, less the following items consistent with U.S. Generally Accepted Accounting Principles consistently applied:

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

a)     Trade, quantity, and cash discounts allowed;

b)     Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

c)     Licensed Product returns, rejections, damaged goods and allowances;

d)     Allowance for distribution expenses * * * *;

e)     The annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

f)     A reasonable allowance for uncollectible or bad debts; and

g)     Tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on income), customs duties or other government charges, in each case imposed on the sale of Licensed product to the extent included in the price and separately itemized on the invoice, including VAT, but only to the extent that such VAT are not reimbursable or refundable.

Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where a Licensed Product is supplied without any charge shall not result in any Net Sales.

Such amounts shall be determined from the books and records of Licensee, affiliates of Licensee or any sublicensee maintained in accordance with U. S. Generally Accepted Accounting Principles consistently applied.  Licensee further agrees in determining such amounts, it will use Licensee’s then current standard procedures and methodology, including Licensee 's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars.

In the event that the Licensed Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Licensed Product and other pharmaceutically active compound(s) and/or ingredients), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Licensed Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Licensed Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula:  one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Licensed Product and the other product(s) in the Combination Product cannot be determined, the Parties shall negotiate in good faith and agree on another, commercially reasonable means of calculating Net Sales with respect to such Combination Product that fairly reflects the relative contribution, to the total market value of such Combination Product, of the Licensed Product in the Combination Product.

The weighted average sale price for a Licensed Product, other product(s), or Combination Product

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year.  When determining the weighted average sale price of a Licensed Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Licensed Product, other product(s), or Combination Product.  In the initial Calendar Year, a forecasted weighted average sale price will be used for the Licensed Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.36 “Party” or “Parties” shall have the meaning given to such term in the preamble to this Agreement.

1.37 “Party Specific Regulations” shall mean all judgments, decrees, orders or similar decisions issued by any Government Official specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Government Official, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.38 “Phase I Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of such Licensed Product, and which is consistent with 21 U.S. CFR § 312.21(a). For the avoidance of doubt, a Phase I Clinical Trial may include studies of the Licensed Compounds with chemotherapy agents to determine combination doses thereof.

1.39 “Phase II Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of Phase III Trials, and which is consistent with 21 U.S. CFR § 312.21(b).

1.40 “Phase III Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use, (b) to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Marketing Authorization of such Licensed Product, and (d) consistent with 21 U.S. CFR § 312.21(c). “Phase III Trial” shall not include a Phase IIIb Trial.

1.41 “Phase IIIb Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which provides for product support (i.e., a clinical trial which is not required for receipt of initial Marketing Authorization but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Marketing Authorization for the indication for which such trial is being conducted.

1.42 “Price Approval” shall mean the approval or determination by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical product.

1.43 “Proprietary Information” shall mean, as applicable, unpublished patent applications, Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, that is provided by one Party to the

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

other Party in connection with this Agreement.  All Know-How and other information disclosed by or on behalf of either Party pursuant to the Mutual Confidential Disclosure Agreement between Lilly and Licensee dated September 25, 2014 (the “Confidentiality Agreement”) shall be deemed to be Party’s Proprietary Information disclosed hereunder.  The Parties agree that, effective as of the Effective Date, the Confidentiality Agreement shall be terminated, and superseded by this Agreement in its entirety.

1.44 “Regulatory Authority” shall mean any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of the Licensed Product in any country.

1.45 “Related Party” shall mean each of Licensee, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.46 “Territory” shall mean the entire world.

1.47 “Third Party” shall mean an entity other than Lilly and its Affiliates and Licensee and its Related Parties.

1.48 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Lilly Patent Rights, that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

Article II - LICENSE

2.01 License Grant.  Subject to the terms and conditions of this Agreement, Lilly hereby grants to Licensee and its Affiliates an exclusive, even as to Lilly and its Affiliates~~,~~  transferrable as provided herein, royalty bearing license in the Territory in the Field, with the right to grant sublicenses (through multiple tiers) as provided herein, under the Lilly Patent Rights and the Lilly Know-How to research, develop, make, have made, use, import, offer for sale and sell the Licensed Compounds and Licensed Products in the Field in the Territory during the Term.  Notwithstanding anything to the contrary in this Agreement, Lilly retains rights under Lilly Patent Rights and Lilly Know-How for internal, non-clinical research purposes.

2.02 No Non-Permitted Use.  Licensee hereby covenants that it shall not, nor shall it cause or authorize, provide material support to or encourage any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any Lilly Know-How or Lilly Patent Rights for any purposes other than those expressly permitted by this Agreement.

2.03 No Other Licenses.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.04 Sublicenses. Beginning after the * * * * of the Effective Date, Licensee may sublicense its rights under Section 2.01 to one or more Third Parties, to the extent necessary or useful to enable such Third Parties to research, develop, make, have made, use, import, offer for sale or sell Licensed Compound(s)

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

or Licensed Product(s) in the Field in the Territory, and subject to the conditions of this Section 2.04. Any such sublicenses granted hereunder shall survive termination of this Agreement as further described in this Section 2.04.

(a)	Licensee shall remain responsible for its sublicensees' performance under this Agreement.

(b)

Licensee shall provide, in the Development Report required pursuant to Section 3.03, a list of any sublicensees granted a sublicense during the preceding twelve (12) months.  At Lilly's request, Licensee shall provide to Lilly a copy of any sublicense agreement.

(c)

Each and every sublicense granted by Licensee to a sublicensee must be in a written agreement, in English, executed by the sublicensee and giving its place of business.  In addition, each and every such sublicense must be consistent with those terms of this Agreement which are applicable to that portion of the Field and/or Territory to which the sublicensee has been granted rights, including, without limitation, must require the sublicensee to abide by confidentiality and non-use obligations at least as stringent as those contained in Article IX of this Agreement.

(d)

In the event that that this Agreement is terminated in its entirety by Licensee pursuant to Section 12.02 or Lilly for any reason as permitted under the Agreement, each sublicense granted by Licensee will survive such termination (as a direct license from Lilly) on the terms and conditions of this Agreement (but with the scope and limitations of any sublicense granted by Licensee, such as territory, field and other limitations).

2.05 Exclusivity. For a period of * * * * following the Effective Date, Lilly shall not, and shall ensure that none of its Affiliates will, either by itself or through collaboration with a Third Party, conduct human clinical studies, manufacture or commercialize anywhere in the Territory any product containing or comprising a selective Transmembrane AMPA Receptor Regulatory Protein (TARP) gamma-8-dependent AMPA Receptor Antagonist (such product, a “Competing Product”).  In the event that Lilly acquires, is acquired by or merges with a Third Party that is engaged in active development or commercialization of a Competing Product at the closing of such acquisition or merger, then Lilly shall not be deemed to be in breach of this Section 2.05 with respect to any such Competing Product, and the terms of this Section 2.05 will not apply in any way to limit or restrict, by or on behalf of a Party or its Affiliates, the development, use, manufacture, marketing, sale, promotion or commercialization of any such Competing Product that as of the date immediately prior to the closing of such acquisition or merger was controlled by such Third Party.

2.06 Third Party Licenses.  During the Term, if Lilly obtains a license for any Patent rights or Know-how from a Third Party that would be  necessary for the Development, Commercialization or Manufacture of License Compound or License Product for which payments would be due to such Third Party on account of such license, then Lilly, provided it has the legal right to do so, shall notify Licensee, identifying the relevant patent rights or Know-how.  If Licensee provides Lilly with written notice in which (a) Licensee consents to including such patent rights or Know-how as Lilly Patent Rights or Lilly Know-How under this Agreement and (b) Licensee agrees to be responsible for (i) all royalty payments due on account of a Licensed Product and all other current and future payments specific to one or more License Products, and (ii) its pro rata share of current and future payments which are reasonably applicable to both Licensed Products and other products or services offered by Lilly or its licensees of such patents rights and/or Know-How, in each of (i) and (ii) due to such Third Party on account of the use of such patent rights or Know-how in connection with the use, sale, offer for sale, importation, and development, manufacture or commercialization of any Licensed Compound or Licensed Product in the Field  (“Third Party License Expenses”), then, if legally permissible, such patent rights or Know-how, as applicable, will be deemed Lilly Patent Rights or Lilly Know-How

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

hereunder, as applicable.  Licensee shall have the discretion to terminate its license under the Third Party License at any time and upon thirty (30) days’ written notice to Lilly provided that Licensee shall be responsible for all Third Party License Expenses due and owing prior to the effective date of such termination and shall be responsible for a proportional share of any subsequent liability to the extent directly resulting from such termination.   For purposes of clarity, upon the effective date of such termination, such patent rights and know-how shall not be Lilly Patent Rights or Lilly Know-How.

2.07 Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.  Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

Article III – DEVELOPMENT AND COMMERCIALIZATION

3.01 Overview.  As of the Effective Date,  Licensee shall be solely responsible for the Development and Commercialization, including all costs thereof, of the Licensed Product in the Field in the Territory.  Licensee shall perform all of its Development activities consistent with the IND for the Licensed Product and in shall perform all of its Development and Commercialization activities accordance with all applicable laws, rules and regulations.

3.02 Development and Commercialization Plans.

(a)

Initial Development Plan.  An initial Development plan for the Licensed Product in the Field in the Territory is attached hereto as Attachment 3.02(a) (as may be amended in accordance with this Agreement, the “Development Plan”).

(b)

Annual Development Plan.  Not later than sixty  (60) days after December 31 of each Calendar Year, Licensee shall submit to Lilly an updated Development Plan for the pending Calendar Year.  Such update shall take into account the anticipated Development activities, for the applicable development period, of Licensee or a Related Party for the Development of Licensed Product in the Field.  Lilly shall have the right to comment on such annual plan, provided, however, that Licensee shall not be obligated to incorporate such Lilly comments and Licensee retains final decision making authority with respect to all such plans.

(c)

Performance.  Licensee shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the activities described in the Development Plan in a professional manner and in compliance with, to the extent applicable, Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices and in compliance with all other applicable laws, rules, and regulations.

3.03 Development Reports.  Licensee shall submit to Lilly, every twelve  ~~(~~12~~)~~  months after the Effective Date until the First Commercial Sale, a written report in reasonably sufficient detail describing the research, development and manufacturing progress of Licensee or a Related Party for Licensed Compounds and/or Licensed Products during the previous twelve (12) month period, as well as a list of any sublicensees granted during the preceding twelve  ~~(~~12~~)~~  months.  All such reports shall be considered Proprietary Information of Licensee.

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.04 Commercialization.  Licensee shall provide Lilly with the anticipated commercial launch of each Licensed Product in a country for which NDA (or foreign equivalent) and Marketing Authorization has been obtained.

3.05 Commercialization Reports.  Licensee shall submit to Lilly, every twelve (12) months after First Commercial Sale of a Licensed Product, a written report in reasonably sufficient detail describing the general commercialization progress of Licensee or a Related Party for Licensed Compounds and/or Licensed Products during the previous twelve (12) month period, including a list all ongoing Commercialization Studies and the status of such studies in the United States, the Major European Countries and Japan.

3.06 * * * *

3.07 Subcontracting.  Consistent with the provisions of this Agreement and subject to compliance with Section 9.01(d), Licensee may perform any activities in support of its development and commercialization of Licensed Compounds and Licensed Products through subcontracting to its Affiliates or Third Parties, including Third Party subcontractors, contract service organizations, and academic or government collaborators.

Article IV – TRANSFER OF LILLY KNOW-HOW & EXISTING STUDIES

4.01 Materials and Regulatory Filings Transfer.

(a)

Promptly following the Effective Date, but in any event, within * * * * thereof: (i) Lilly will provide Licensee with the Licensed Compounds listed in Schedule 1.25 and Lilly Know-How listed in Schedule 1.28; and (ii) Lilly shall transfer to Licensee, in a mutually agreed manner, the quantities of available physical inventory of Licensed Compounds solely as listed in Schedule 1.25 and shall inform Licensee in writing as to the lot numbers and quantities of such physical inventory that were made and stored in compliance with Good Manufacturing Practices; provided that the quantities listed are general guidance estimates only of the amounts currently anticipated to be available.  Licensee shall not use such inventory for clinical or commercial purposes, except to the extent that the inventory was made an stored in compliance with Good Manufacturing Practices and is recertified and/or re-purified and certified as compliant prior to such clinical or commercial use. Lilly shall have no responsibility to recertify or re-test any physical inventory to be provided under the Agreement, including if it is beyond its dating period (i.e., the material may require additional stability data and/or analytical testing and/or re-purified prior to use.  Lilly shall provide the reports and data as described in Schedule 1.28 in a single copy in electronic format if available otherwise in paper.  Lilly shall be responsible for the costs associated with transfer of Lilly Know-How subject to Section 4.02 below.

(b)

Promptly following the Effective Date, Lilly shall transfer to Licensee one (1) copy of the material documents and records that have been generated by or on behalf of Lilly with respect to any planned INDs and other drug approval applications covering the Licensed Product in the Territory, as well as any material correspondence between Lilly and Regulatory Authorities related to Licensed Product in electronic format if available.

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(c)

In the event that any Regulatory Authority (a) threatens or initiates any action to remove a Licensed Product from the market in any country in the Field in the Territory or (b) requires Licensee, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of Licensed Product in the Field, Licensee shall notify Lilly of such event within three (3) business day after Licensee becomes aware of the action, threat, or requirement (as applicable).  Licensee shall keep Lilly reasonably informed with respect to any recall or withdrawal of Licensed Product in the U.S., Japan, or a Major European Country; provided, however, that the final decision as to whether to recall or withdraw a Licensed Product in the Territory shall be made by Licensee in its sole discretion.  Licensee shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action.  Lilly shall, at the request and reasonable expense of Licensee, cooperate with Licensee (including providing assistance and support) on any recall or withdrawal of Licensed Product to the extent necessary to comply with applicable laws, rules and regulations or any requirements by the Regulatory Authority.

4.02 Transfer of Know-How.  Lilly shall, pursuant to Section 4.01(a), transfer to Licensee, or a Third Party manufacturer designated by Licensee, all Lilly Know-How that is reasonably necessary or useful to enable Licensee or its Third Party manufacturer to Manufacture the Licensed Compound or Licensed Product. In addition, as reasonably requested by * * * *.

Article V - DILIGENCE

5.01 Generally.  Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize (following Regulatory Approval) at least one Licensed Compound or Licensed Product in the Field in the United States, a Major European Country or Japan, whether alone or with or through one (1) or more Related Party.

(a)

Licensee shall be responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to Licensed Product.

(b)	Licensee shall be solely responsible for interfacing, corresponding and meeting with the FDA and other regulatory authorities throughout the Territory with respect to Licensed Product.

Pharmacovigilance and Product Complaints.

(a)

Licensee shall be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events (“AEs”) associated with Licensed Product, in accordance with 21 CFR 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs associated with Licensed Product that are applicable outside of the United States.

(b)	Licensee shall assume responsibility for maintaining a global safety database for Licensed Product consistent with industry practices.

(c)

Licensee will be responsible to notify Lilly of any product complaints (non-AEs) associated with material supplied by Lilly.  Lilly will be responsible to support the investigation of the product complaints as it relates to the activities conducted by Lilly and share the results of the investigation with Licensee.

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.02 Understanding Regarding Diligence.  It is understood and agreed that the obligation of Licensee to use Commercially Reasonable Efforts with respect to the development of any specific Licensed Compound or Licensed Product under Section 5.01 of this Agreement is expressly subject to the continuing absence of any materially adverse condition or event relating to the safety or efficacy of the Licensed Compound or Licensed Product, and the specific tasks that Licensee shall undertake to develop or market any such Licensed Compound or Licensed Product, in compliance with such Commercially Reasonable Efforts obligation, shall be modified or delayed as may be required in Licensee’s reasonable opinion in order to address any such materially adverse condition or event so long as any such condition or event exists.

Article VI – MANUFACTURING

6.01 Manufacturing Responsibility.  After the Effective Date, Licensee will be responsible for the manufacturing and any ongoing or future stability studies related to the Licensed Compound and Licensed Product for use by Licensee, its Affiliates and its sublicensees in the Field in the Territory.

Article VII - PAYMENTS; ROYALTIES AND REPORTS

7.01 Consideration for License.  In consideration for the license granted hereunder, Licensee shall pay to Lilly a non-refundable, non-creditable, upfront payment of two million U.S. dollars ($2,000,000), of which seven hundred fifty thousand U.S. dollars ($750,000) shall be due within thirty (30) days of the Effective Date of this Agreement, and the remaining balance of one million two hundred fifty thousand U.S. dollars ($1,250,000) payable within thirty (30) days after the first subject dosed with a  Licensed Product in a Multiple Ascending Dose (MAD) study.

7.02 Milestone Payments.

(a)

Development and Commercialization Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the license granted herein, Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Lilly for the first Licensed Product to achieve such milestone:

Milestone Event	Amount Due
The first subject dosed in a Phase 2 Clinical Trial.	$* * * *
The first subject dosed in a Phase 3 Clinical Trial.	* * * *
Acceptance for filing of an NDA or equivalent for a Licensed Product in the United States	$* * * *
NDA approval for a Licensed Product in the United States	$* * * *

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Milestone Event	Amount Due
NDA approval or equivalent for a Licensed Product by the European Medicines Agency or in any Major European Country	$* * * *
NDA approval or equivalent for a Licensed Product in Japan	$* * * *
First Commercial Sale of a Licensed Product in the United States	$* * * *
First Commercial Sale of a Licensed Product in a Major European Country	$* * * *
First Commercial Sale of a Licensed Product in Japan	$* * * *

(b)

Aggregate Net Sales Milestone Payments.  Subject to the terms and conditions of this Agreement and in further consideration for the license granted herein, Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Lilly the first time the aggregate Net Sales of all Licensed Products meets or exceeds the following thresholds:

•	* * * * U.S. dollars ($* * * *) at the end of the first calendar year in which aggregate Net Sales for Licensed Products in such calendar year exceeds $* * * *; and

•	* * * * U.S. dollars ($* * * *) at the end of the first calendar year in which aggregate Net Sales for Licensed Products in such calendar year exceeds $* * * *.

•	* * * * U.S. dollars ($* * * *) at the end of the first calendar year in which aggregate Net Sales for Licensed Products in such calendar year exceeds $* * * *; and

•	* * * * U.S. dollars ($* * * *) at the end of the first calendar year in which aggregate Net Sales for Licensed Products in such calendar year exceeds $* * * *.

(c)

Notice and Payment.  Licensee shall notify Lilly in writing within ten (10) business days after the achievement of each such milestone event by Licensee, its Affiliates or a sublicensee giving rise to a payment obligation under this Section 7.02 and Licensee shall pay Lilly the indicated amount no later than forty-five (45) days after such notification to Lilly.

7.03 Royalties.

(a)

Royalty Rates.  Subject to the terms and conditions of this Agreement, Licensee shall pay to Lilly royalties on Net Sales made by Licensee, its Affiliates or sublicensees of any Licensed Product commencing upon the First Commercial Sale of a Licensed Product in a particular country in the Territory and will continue on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (i) the expiration of the last to expire Valid Patent Claim covering a Licensed Product in such country, or (ii) * * * *  (* * * *) years from First Commercial Sale of the Licensed Product in such country, at the tiered rates in U.S. dollars as set forth as follows:

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

•	For the first $* * * * of annual worldwide Net Sales for such Licensed Products: * * * *; and
•	For the portion of annual worldwide Net Sales for such Licensed Products greater than $* * * * but less than or equal to $* * * *, * * * *; and
•	For the portion of annual worldwide Net Sales for such Licensed Products greater than $* * * * but less than or equal to $* * * *, * * * *; and
•	For the portion of annual worldwide Net Sales for such Licensed Products greater than $* * * *, * * * *.

(b)

Third Party Licenses – Royalty Offset.  Should Licensee or any of its Related Parties determine in good faith that it is reasonably necessary to obtain a license for a patent that is necessary to Develop, manufacture and/or Commercialize Licensed Compounds and/or Licensed Products contemplated by this Agreement, Licensee may offset royalty payments due hereunder by * * * *  (* * * *%) percent of the amounts due under such third party license agreement, provided, that under no circumstance will the royalties due to Lilly be offset by more than * * * *  (* * * *%) percent of the royalties owed to Lilly.

(c)

Early Generic Product Entry and/or No Lilly Patent Rights. For a given Licensed Product, if in a given country within the Territory entry of a Generic Product has occurred and subsequently the sales of the Licensed Product have declined by * * * * percent (* * * *%) or more as compared to the two consecutive Calendar Quarters immediately prior to such Generic Product entry (“Generic Competition Threshold”), then the royalty payments due to Lilly for such Licensed Product in such country shall be reduced by * * * * percent (* * * *%).   Such reduction shall be first applied with respect to such country starting with sales in the Calendar Quarter following the entry of such Generic Product.

7.04 Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a)

Royalties Paid Quarterly.  Licensee shall keep (and shall cause its affiliates and requires its sublicensees to keep) complete and accurate books and records that are necessary to ascertain and verify the payments owed hereunder.  Within forty-five (45) calendar days following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Lilly a written report for the Calendar Quarter showing the Net Sales by country of Licensed Product sold by Licensee and its Related Parties in the Territory during such Calendar Quarter and the royalties payable by country due on such Net Sales under this Agreement for such Calendar Quarter.  Licensee shall provide Lilly with a sales forecast for the subsequent 8 quarters.  Licensee will mail such reports to the attention of:  Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285.    Simultaneously with the submission of the written report, Licensee shall pay to Lilly the royalty due for such Calendar Quarter calculated in accordance with this Agreement.

(b)

Method of Payment.  All payments to be made by Licensee to Lilly under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Lilly from time to time.  Royalty payments shall be made in United States dollars using the rate of exchange as defined in 1.31 Net Sales.

7.05 Maintenance of Records; Financial Audits.

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(a)

Record Keeping by Licensee.    Licensee shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.  As a part of Licensee’s annual fiscal year-end audit, Licensee will provide to Lilly an Independent Auditor’s Report in which the Independent Auditor will audit the royalties paid or to be paid under the Agreement.  Commencing upon date of delivery by Licensee to Lilly of any royalty report or record, and continuing for thirty (30) consecutive calendar days thereafter, Lilly shall have the right to (i) identify concerns or discrepancies in royalty payments, and (ii) discuss such concerns or discrepancies with an Independent Auditor.  Upon conclusion of this thirty (30) day review period, the royalty report or record submitted by Licensee to Lilly shall be deemed accepted in its entirety.

(b)

Underpayments/Overpayments.  If such Independent Auditor correctly concludes that additional royalties were owed during such period, Licensee shall pay such additional royalties within thirty (30) days of the date Lilly delivers to Licensee such Independent Auditor’s written report so correctly concluding.    Any overpayments by Licensee will be credited against the next quarterly royalty obligation or, at Licensee’s request, promptly refunded to Licensee.

(c)	Confidentiality. Lilly shall treat all financial information subject to review under this Section 7.05, in accordance with the confidentiality provisions of Article IX of this Agreement.

(d)

Late Payments.  Any amount owed by Licensee to Lilly under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of the one (1) month London Inter-Bank Offering Rate (“LIBOR”) plus * * * * percent (* * * *%) as set by the British Bankers Association as of the due date, or whatever is the legal limit if lower.

7.06 Income Tax.  If laws, rules, or regulations require the withholding of income tax or other taxes imposed upon payments set forth in this Article VII, Licensee will notify Lilly in writing of such payment or withholding requirements prior to making the payment and provide such assistance to Lilly, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary to claim an exemption from or reduction of such taxes. In the event Licensee withholds taxes under this section and remits such taxes to the appropriate tax authority, Licensee will furnish Lilly with proof of payment of such taxes promptly following payment thereof. If taxes are paid to a tax authority, Licensee will provide Lilly all such assistance as is reasonably required to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

Article VIII – PATENTS

8.01 Ownership of Inventions.  As between the Parties, Licensee shall own the entire right, title and interest in and to any and all Know-How discovered, created, identified or made solely by it and its Related Parties and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing.  Inventorship shall be determined in accordance with U.S. patent laws.

8.02 Prosecution and Maintenance of Patents.    Licensee shall have the first right, but not the obligation, at its expense, to prepare, file, prosecute and maintain Lilly Patent Rights in the Territory, on its own or through its Affiliate, or through outside counsel or Third Party contractor.  Licensee will provide Lilly with copies of any substantive papers filed with or received by a patent office related to the maintenance of such patent filings.  Licensee shall provide Lilly with drafts of any material filings in a reasonable amount of time in advance of the anticipated filing date and shall consider Lilly’s reasonable comments thereto in good faith.  The abandonment of any of the Lilly Patent Rights shall be governed by Section 8.07. Promptly following the Effective Date, Lilly shall transfer the existing,

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

complete patent files for all applicable patents and patent applications to Licensee, shall file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Licensee and shall give Licensee’s designated patent counsel power of attorney thereto.  Lilly shall cooperate with Licensee in the transfer of all prosecution and maintenance responsibilities relating to the Lilly Patent Rights.  For clarity, after such transfer, Lilly will cooperate, but will not be responsible for further maintenance and annuity payments.

8.03 Patent Term Restoration.  Licensee shall have the first right, but not the obligation, with respect to election to obtain patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Lilly Patent Rights.  Lilly agrees to reasonably assist Licensee as needed with the filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents.   To the extent Licensee has elected to seek such patent term restoration or supplemental protection certificates or equivalents, Licensee (a) shall pay all costs associated with the preparation, filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents hereunder, (b) agrees to consult with Lilly as to the preparation, filing, prosecution of such application for patent term restoration or supplemental protection certificates or their equivalents reasonably prior to any deadline or action, and (c) shall provide Lilly with drafts of any material filings in a reasonable amount of time in advance of the anticipated filing date and shall consider in good faith any comments of Lilly.

8.04 Interference, Derivation, Opposition, Reissue Reexamination and Post Grant Review Proceedings.  Any Party shall, within ten (10) business days of learning of any request for, or filing or declaration of, any interference, derivation, opposition, reexamination, or post grant review (or similar administrative proceedings) relating to Lilly Patent Rights, inform the other Party of such event. Licensee shall have the first right, but not the obligation, to determine a course of action with respect to any such proceeding and to control such proceeding.  Lilly shall have the right to review any submission to be made in connection with such proceeding.  In connection with any such interference, derivation, opposition, reissue, reexamination, or post grant review proceeding (or similar administrative proceedings) or correction relating to Lilly Patent Rights, Lilly will cooperate fully and will provide Licensee with any information or assistance that Licensee may reasonably request. Licensee shall keep Lilly informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.  To the extent Licensee has elected to control the foregoing, Licensee shall bear the expense of such proceeding or action with respect to the Lilly Patent Rights.

8.05 Enforcement and Defense.  In the event that either Licensee or Lilly becomes aware of any alleged, threatened or actual commercially material infringement of a Lilly Patent Right in a country in the Territory, or judicial challenge to the validity of a Lilly Patent Right in a country in the Territory, it will notify the other Party in writing to that effect within a reasonable time period.

(a)First Right of Licensee; Right of Lilly to Assume. Licensee shall have the first right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly infringing, contributorily infringing or inducing infringement of the Lilly Patent Rights.  If Licensee fails to bring a suit or otherwise take action with respect to infringement of any Lilly Patent Rights within (i) thirty (30) days with respect to potential infringement in the context of a Paragraph IV certification, or (ii) sixty (60) days with respect to potential infringement in some context other than a Paragraph IV certification, following receipt of notice of the alleged infringement, Lilly shall have the right to bring suit or otherwise take action with respect to such infringement at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)Expenses and Cooperation. Each Party shall cooperate with and provide to the Party enforcing any such rights under this Section 8.05 reasonable assistance in such enforcement, at such enforcing Party’s request and expense. Lilly further agrees to join, at Licensee’s expense, any such action brought by Licensee under this Section 8.05 as a party plaintiff if required by applicable law to pursue such action.  The enforcing Party under this Section 8.05 shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  In the event that Lilly is a party to such a legal action, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the mutual consent of Licensee and Lilly, and such consent shall not be unreasonably withheld.  In no event shall Licensee or Lilly settle any such action or proceeding in a manner which restricts the scope, or adversely affects the enforceability, of Lilly Patent Rights or Licensee Patent Rights claiming or covering Licensed Compounds or Licensed Products without the prior written consent of Licensee and Lilly, such consent shall not be unreasonably withheld.

(c)Recovery.  Any recovery obtained by either or both of the Parties in connection with or as a result of any action to enforce any Lilly Patent Rights, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of the Party that brought and controlled such action and then to reimburse the costs and expenses of the other Party in connection with such action, and any amounts remaining after such reimbursement shall be retained by the Party that brought and controlled such action, except that if Licensee is the Party that brought and controlled such action, any remaining portion of such recovery that is attributable to lost sales with respect to Licensed Products shall be treated as Net Sales and subject to payment of royalties pursuant to Section 7.03.

8.06 Third Party Infringement Suit.  In the event that a Third Party sues Licensee alleging that Licensee's, its Affiliates' or its sublicensees' making, having made, importing, exporting or using Licensed Compound or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes or will infringe a claim of a Third Party patent that specifically covers the Licensed Compound or its manufacture, then Licensee may elect to defend such suit.

8.07 Abandonment.  In the event that Licensee determines not to file, maintain or continue prosecution of any patent or patent application within the Lilly Patent Rights, Licensee shall provide Lilly written notice thereof at least thirty (30) days before the applicable deadline. Upon receipt of such notice, Lilly shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications.  If Lilly decides to assume such responsibility, in its sole discretion, it shall so notify Licensee in writing.

8.08 Supplemental Examination.  In the event that Licensee decides to file one or more requests for supplemental examination for any U.S. patent within the Lilly Patent Rights, Lilly will cooperate fully and will provide Licensee with any information or assistance that Licensee may reasonably request, and Licensees’ shall bear all expenses associated therewith, including, without limitation, all expenses associated with the supplemental examination and any ex parte reexamination ordered as a result of supplemental examination.

Article IX - CONFIDENTIALITY AND PUBLICATION

9.01 Confidentiality.

(a)	Nondisclosure Obligation. Each of Lilly and Licensee shall use any Proprietary Information received by it from the other Party only in accordance with this Agreement and shall not

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

disclose to any Third Party any such Proprietary Information without the prior written consent of the other Party.  The foregoing obligations shall survive the expiration or termination of this Agreement for a period of * * * *.  These obligations shall not apply to Proprietary Information that:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(b)	is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of the obligations of confidentiality under this Agreement by the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records; or

(d)

is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party's Proprietary Information, and such independent development can be documented by the receiving Party’s written records.

(b)

Authorized Disclosure.  Each Party shall have the right to disclose Proprietary Information received by it from the other Party to the extent required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to the other Party (to the extent permitted) in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

(c)	Permitted Disclosures. Notwithstanding provisions of Section 9.01(a), Licensee, its Affiliates or sublicensees shall have the right to disclose Proprietary Information received by it from Lilly:

(a)

to any institutional review board of any entity conducting Clinical Trials with Licensed Product or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct Clinical Trials or to market Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

(b)

to any bonafide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that in connection with such disclosure, Licensee shall require each disclosee to enter into a confidentiality agreement with respect to such Proprietary Information.

(d)

Disclosure to Agents/Subcontractors.  Notwithstanding the provisions of Section 9.01(a) and subject to the other terms of this Agreement, each of Licensee and Lilly shall have the right to disclose Proprietary Information to their respective sublicensees, agents, subcontractors, consultants, Affiliates or other Third Parties (collectively “Agents”) in accordance with this Section 9.01(d).  Such disclosure shall be limited only to those Agents directly involved in the development, manufacturing, marketing or promotion of Licensed Compound or Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement.   Any such Agents must agree in writing to be bound by

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

confidentiality and non-use obligations no less restrictive than those contained in this Agreement.

(e)

Disclosure to Taxing Authorities.  Notwithstanding the provisions of Section 9.01(a), either Party shall be permitted and allowed to provide a copy of this Agreement to the United States Internal Revenue Service or other tax authorities, if requested, without advanced written notice or approval of the other Party.

9.02 Breach of Confidentiality.  The Parties agree that the disclosure of the Disclosing Party’s Proprietary Information in violation of this Agreement may cause the Disclosing Party irreparable harm and that any breach or threatened breach of this Agreement by the Receiving Party entitles disclosing Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.  For clarity, such disputes shall not be subject to Article XIII.

9.03 No Publicity.  A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except (a) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (b) as consented to in advance by the other Party in writing. Notwithstanding the foregoing, Licensee shall have the right without obtaining Lilly’s consent to make public announcements concerning the Development or Commercialization of the Licensed Product in the Field in the Territory under this Agreement, such as announcing the commencement of any clinical trial for the Licensed Product, the publication of data and results, the filing of regulatory filings for the Licensed Product and the achievement of Marketing Authorization of the Licensed Product.  The Parties have agreed on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement that is attached hereto as Attachment 9.03.  Licensee shall provide Lilly with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Compound or Licensed Product under this Agreement.

9.04 Scientific Publications.  Each Party recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information.  Consequently, except for disclosures permitted pursuant to Section 9.01 and Section 9.03 of this Agreement, in the event that a Party wishes to make a publication containing any Lilly Know-How or subject of Lilly Patent Rights, such Party shall deliver to the other Party a copy of the proposed written publication at least thirty (30) days prior to submission for publication.  The Parties shall have the right to propose modifications to or delay of the publication for patent reasons or trade secrets.  If a reviewing Party requests a delay for patent reasons, the other Party shall delay submission for a period of up to forty-five  (45) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article VIII of this Agreement.  Upon expiration of such delay, the Party seeking to publish shall be free to proceed with the publication.  If a Party requests modifications to the publication, the Party seeking to publish shall edit such publication to prevent disclosure of trade secret or Proprietary Information prior to submission of the publication.

9.05 Terms of Agreement.  Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: a Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Proprietary Information, which may be disclosed only as described elsewhere in this Article IX), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

under an agreement or ethical obligation; (b) to a Third Party or Related Party in connection with (i) a financing (or proposed financing) or an equity investment (or proposed investment) in such Party or its Affiliates, including to its shareholders and prospective shareholders, (ii) the granting of a sublicense pursuant to Section 2.04 or entry into any agreement with respect to the development, manufacture or commercialization of a Licensed Product, (iii) a merger, consolidation or similar transaction by such Party or its Affiliates, (iv) the sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or (v) in connection with a securitization, provided that such Third Party executes a non-use and non-disclosure agreement with confidentiality and non-use obligations similar to those contained in this Agreement; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental entity, including as required to make an initial or subsequent public offering, or (d) as otherwise required by law or regulation, provided that in the case of (c) and (d) the disclosing Party shall (x) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order.

Article X - REPRESENTATIONS AND WARRANTIES

10.01 Representations and Warranties of Each Party. Each of Lilly and Licensee hereby represents, warrants and covenants to the other Party hereto as follows:

(a)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)

the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)

except for the governmental and Marketing Authorizations required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f)

this Agreement has been duly authorized, executed and delivered and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

(g)	it shall comply with all applicable laws and regulations relating to its activities under this Agreement.

10.02 Lilly's Representations. Lilly hereby represents, warrants and covenants to Licensee that as of the Effective Date:
(a)

Schedule 1.29 accurately identifies all patents and patent applications owned or controlled by Lilly as of the Effective Date that are necessary for the, and/or in absence of a license, would prevent Licensee to, research, Develop, Manufacture, use and/or Commercialize Licensed Compounds and Licensed Products as contemplated by this Agreement;

(b)

Lilly is the sole owner of the entire right, title and interest in and to all patents, patent applications and other intellectual property rights within the Lilly Patent Rights as set forth on Schedule 1.29 and Lilly Know-How.  Lilly has the full and legal rights and authority to license to Licensee the Lilly Patent Rights and Lilly Know-How, and (i) it has not previously transferred, assigned, conveyed or otherwise encumbered its right, title and interest in and to the Licensed Compound or Licensed Product to any Third Party, and (ii) no Third Party has been granted by Lilly any license, option or other rights or interest in or to the Lilly Patent Rights and Lilly Know-How or any part thereof, in each case with respect to any Licensed Compound or Licensed Product.  Lilly has not received, nor is it aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Lilly Patent Rights or in or to the Lilly Know-How with respect to any Licensed Compound or Licensed Product, or any claims or allegations by a Third Party that any patents or patent applications within the Lilly Patent Rights are invalid or unenforceable;

(c)	To the best of its knowledge, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Lilly Patent Rights or Lilly Know-How;
(d)

 All patents and patent applications within the Lilly Patent Rights are in good standing with the applicable patent office.  In particular, all required filings have been timely made, and all maintenance fees, renewal fees, annuities and the like have been timely paid.  Timely payment includes payment of any fee for which the fee is payable (e.g., within the fee payment window) even if the surcharge date or final deadline for payment of such fee would be in the future.

(e)

To the best of its knowledge and belief, Lilly has provided Licensee with all relevant information reasonably required for Licensee to properly evaluate and conduct due diligence on the Lilly Patent Rights, and all such information is true and accurate.

(f)

All physical inventory of the Licensed Compound designated LY3130481 that is transferred to Licensee pursuant to Section 4.01(a) and that has been recertified prior to the Effective Date by Lilly as in compliance with Good Manufacturing Practices (i) were manufactured, stored and transported in accordance with Good Manufacturing Practices and any applicable federal, state and local laws, rules and regulations and (ii) complies at the time of delivery with the specifications established by Lilly for administration to humans.

10.03 Licensee's Representations.  Licensee hereby represents and warrants as of the Effective Date, and covenants during the Term, to Lilly that, it will not knowingly use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act. Licensee represents and warrants that

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

there are no pending or, to Licensee’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the Effective Date hereof against Licensee which, to Licensee’s knowledge, either individually or together with any other, would have a material adverse effect on the ability of Licensee to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

10.04 No Inconsistent Agreements.  Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

10.05 Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

10.06 Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, THE LICENSED COMPOUND, LICENSED PRODUCT, LILLY PATENT RIGHTS, LILLY KNOW-HOW, LICENSEE PATENT RIGHTS AND LICENSEE KNOW-HOW ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

Article XI - INDEMNIFICATION AND LIMITATION ON LIABILITY

11.01 Indemnification by Licensee.  Licensee shall indemnify, defend and hold harmless Lilly and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Lilly Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), (collectively, a “Liability”) that a Lilly Indemnified Party may incur, suffer or be required to pay resulting from or arising out of a suit or action brought by a Third Party with respect to (i) the Development, Manufacture, Commercialization, promotion, distribution, use, marketing, sale or other disposition of the Licensed Compound or Licensed Product by Licensee, its Affiliates or sublicensees, (ii) any breach by Licensee of any of its representations, warranties and covenants contained in Article X herein or any material breach of its obligations under this Agreement, and (iii) the negligence and/or willful misconduct of Licensee, its Affiliates or sublicensees with respect to its obligations under this Agreement. Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Lilly Indemnified Party with respect to any Liabilities to the extent that they result from the negligence or willful misconduct of Lilly, Lilly Indemnified Party or any of their respective employees, officers, directors or agents or that result from Lilly's breach of its obligations under this Agreement.

11.02 Indemnification by Lilly.  Lilly shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Liability that a Licensee Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with a suit or action brought by a Third Party with respect to (i) any breach by Lilly of any of its representations, warranties and covenants contained in Sections 10.01, 10.02 and 10.04 herein or any material breach of its obligations (ii) the negligence and/or willful misconduct of Lilly, and (iii) the Development, Manufacture, use or other disposition of the Licensed Compound or Licensed Product by Lilly or its Affiliates prior to the

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Effective Date, including, with respect to the Existing Studies.  Notwithstanding the foregoing, Lilly shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to any Liabilities to the extent that they result from the negligence or willful misconduct of Licensee, Licensee Indemnified Party or any of their respective employees, officers, directors or agents or that result from Licensee's breach of its obligations under this Agreement.

11.03 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 11.01 and 11.02 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability.  The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing;  however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter that could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity.  If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.  The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 11.01 or 11.02, as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

11.04 Settlements.  Neither Party may settle a claim or action related to a Liability without the consent of the other Party, and such consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement.  Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

11.05 Limitation of Liability.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.05 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.01 OR 11.02, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE IX OR EXCLUSIVITY OBLIGATIONS IN SECTION 2.05.

11.06 Insurance.  Licensee shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of Licensee.  It is understood that such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Article 11.  Licensee shall provide Lilly with written evidence of such insurance upon request.  Licensee shall provide Lilly with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self-insurance which materially adversely affects the rights of Lilly hereunder.

Article XII - TERM AND TERMINATION

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12.01 Term and Expiration.  This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 12.02 or 12.03 below, the term of this Agreement shall continue in effect on a country-by-country and product-by-product basis until the expiration of Licensee’s obligation to pay royalties under Article VII herein (the “Term”).  Upon expiration of this Agreement in its entirety, Licensee’s license pursuant to Section 2.01 shall become a fully paid-up, royalty-free, irrevocable, perpetual non-exclusive license.

12.02 Termination by Licensee.  Notwithstanding anything contained herein to the contrary, Licensee shall have the unilateral right to terminate this Agreement in its entirety without cause at any time by giving ninety  (90) days advance written notice to Lilly.  In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue.

12.03 Termination for Cause.

This Agreement may be terminated, in its entirety by written notice by either Party at any time during the Term of this Agreement:

(a)

upon or after the breach of any material provision of this Agreement if the breaching Party has not cured such breach within (A) sixty (60) days (other than breaches subject to (B)) and (B) one-hundred twenty (120) days with respect to any material breach of Licensee’s diligence obligations, in each case following receipt of written notice from the non-breaching Party requesting cure of the breach or, if such breach is not susceptible of cure within such sixty  (60) day or one-hundred twenty (120) day period, as applicable, the breaching Party has not taken appropriate steps to commence such cure during such sixty (60)-day period or one-hundred twenty (120) day period, as applicable and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter (not to exceed one hundred eighty (180) days).  The Parties acknowledge and agree that one example of how appropriate steps may be satisfied by Licensee, is by Licensee providing Lilly with a reasonable plan, which Lilly agrees is reasonable, for curing such material breach, and using commercially reasonable efforts to implement such plan in accordance therewith.  Any right to terminate under this Section 12.03(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article XIII with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.  In the event that Lilly exercises it right to terminate this Agreement pursuant to this Section 12.03(a) for Licensee’s material breach of its diligence obligation under Article V, then such termination shall be solely with respect to the Licensed Product concerned and the remainder of the Agreement (other than with respect to such terminated Licensed Product) shall continue in full force and effect; or

(b)

upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within one hundred eighty (180) days after the filing thereof.

12.04 Effect of Termination on License.  In the event this Agreement is terminated in accordance with this Agreement, the rights and license granted to Licensee and its Affiliates under Section 2.01 of

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

this Agreement shall terminate and all rights to the Licensed Compound and Licensed Product granted under this Agreement shall revert to Lilly, provided that all sublicenses granted under Section 2.04 shall survive to the extent so provided in Section 2.04 herein.

12.05 Effect of Termination Generally; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article I (Definitions), Article IX (Confidentiality), Article XI (Indemnification and Limitation on Liability), Article XIII (Dispute Resolution), Article XIV (Miscellaneous) and Section 8.01, Section 10.06, Section 10.07, Section 12.01, Section 12.02, Section 12.03(b), Section 12.04, Section 12.05 and Section 12.06, Section 12.07, and Section 12.08 shall survive the expiration or termination of this Agreement.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.

12.06 Licensed Product Reversion.  Upon termination of this Agreement in its entirety by Lilly for any reason or by Licensee pursuant to Section 12.02, at Lilly's option and upon Lilly's written request, and at Licensee's expense, the following provisions shall apply:

(a)

Subject to Section 12.06(b),  Licensee shall, at its sole expense, transfer to Lilly (or its nominee) all physical inventories of Licensed Compound and Licensed Product, and all INDs, Marketing Authorizations, drug approval applications for Marketing Authorizations, and all supporting documentation for such filings and applications (to the extent assignable and not cancelled) assigned to Licensee by Lilly hereunder to the extent relating to Licensed Product then being Commercialized or in Development.

(b)

For a period of sixty (60) days after the effective date of termination, the Parties shall negotiate in good faith the financial terms (including, without limitation, royalties, milestones and upfronts) and conditions for (i) the transfer of all regulatory filings and documentation, and all physical inventories of Licensed Compound and Licensed Product pursuant to Section 12.06(a) and any other transition assistance required, (ii) the grant of a royalty-bearing license to Lilly under Licensee Know-How and/or Licensee Patent Rights existing as of such effective date of termination with respect to the Licensed Product then being developed as of the date of such termination, and (iii) the transition to Lilly of all clinical trials conducted by Licensee under Licensee’s IND for Licensed Product that are ongoing as of the date of termination.  Such sixty (60) day period may be extended by mutual written agreement of the Parties for an additional thirty (30) days.  In the event that the Parties are unable to mutually agree upon the commercially reasonable compensation and terms with respect to the foregoing within such period, the matter shall be referred to a mutually agreed upon third party expert in the valuation of life sciences assets, each Party shall provide to such third party all information in its control necessary for such third party to resolve such matter, and the costs for such expert shall be borne equally by the Parties.

(c)	Upon the request of Lilly, Licensee shall use reasonable efforts to assign to Lilly any sublicenses previously granted by Licensee related to Licensed Product.

12.07 Termination in Part.  In the event that this Agreement is terminated in part with respect to an individual Licensed Product, the terms of Sections 12.04 through 12.06 shall apply accordingly to such terminated Licensed Product, as opposed to termination of the Agreement as a whole.

12.08 Return of Proprietary Information.  Not later than thirty days (30) days after the termination of this Agreement in its entirety, each receiving Party shall, at the disclosing Party’s discretion, either

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

destroy or return or cause to be returned to the disclosing Party, all Proprietary Information of the disclosing Party in tangible form received from the disclosing Party and any other documents containing the disclosing Party's Proprietary Information, and all copies thereof, including those in the possession of the receiving Party's Agents pursuant to Section 9.01(d), except that the receiving Party may retain one (1) copy of the disclosing Party’s Proprietary Information in its confidential files in a secure location solely for the purposes of (i) determining its obligations hereunder, (ii) complying with any applicable regulatory requirements, or (iii) defending against any product liability claim.

Article XIII – DISPUTE RESOLUTION

13.01 Informal Discussions.  Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compound or Licensed Product, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve promptly such disputed matter within the said thirty (30) days, either Party may refer the matter by written notice to the other under Section 14.07 to the Vice President of Lilly, or designee, and the Chief Executive Officer of Licensee, or designee, for discussion and resolution.  If such individuals or their designees are unable to resolve such dispute within sixty (60) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article XIII.

13.02 Arbitration.  All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compound or Licensed Product, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim”.  As used in this Section 13.02, the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; (b) misappropriation of trade secrets; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(a)

The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in Newark, New Jersey, United States.  In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language.  Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b)

If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 13.02(a)).  Within twenty (20) business days after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved that would be considered mandatory counterclaims under Delaware law.  For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c)

Within forty-five (45) days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment.  The other Party shall, upon receiving such notice, appoint a second arbitrator within twenty one (21) days, and the two (2) arbitrators shall, within fifteen (15) days of the appointment of the second arbitrator, agree on the appointment of a third  arbitrator who will

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

act with them and be the chairperson of the arbitration panel.  In the event that either Party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA.  In the event of the failure of the two (2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(a)

All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters.  The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(b)	Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(c)	To the extent possible, the arbitration hearings and award will be maintained in confidence.

(d)

In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote.  The arbitrators shall render a written decision with their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision.  The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

13.03 Injunctive Relief.  By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court's jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration's order to that effect.

13.04 Expenses of Arbitration and Expert Determination.    Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

Article XIV - COMPLIANCE WITH ANTI-CORRUPTION LAWS

14.01 Compliance. In connection  with this Agreement, Licensee has complied and will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development (“OECD”) Convention on Combating Bribery of Foreign Officials in International Business Transactions.

14.02 Prohibited Conduct. In connection with this Agreement, Licensee has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of:  (i) improperly influencing any act or decision of the person or Government Official; (ii) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Licensee or Lilly in obtaining or retaining business.

Article XV - MISCELLANEOUS

15.01 Assignment/Change of Control.

(a)

Except as provided in this Section 15.01, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that Lilly may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with a Change of Control. Licensee may, without Lilly’s consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with a Licensee Change of Control.

(b)

Any permitted assignee shall assume all assigned obligations of its assignor under the Agreement.  The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

(c)

The Licensed Patent Rights and Know-How, in the case of Lilly as assignor or transferor, or the Licensee Patent Rights and Licensee Know-How, in the case of Licensee as assignor or transferor, shall exclude any Patent Rights and Know-How controlled by any acquirer (or any Affiliate thereof, excluding the Party hereto that becomes an Affiliate of the acquirer as a result of such transaction) either (i) prior to the Change of Control or (ii) developed outside of any activities under this Agreement.  Also, notwithstanding anything to the contrary in this Agreement, the obligations under this Section 15.01 shall exclude  patent rights and know-how of Lilly that its acquires (through purchase, license or otherwise) or discovers/develops outside the activity of this Agreement after the Effective Date except for the specific patent rights that fall within the specific definition of Lilly Patent Rights and Lilly Know-How.

(d)	Any attempted assignment not in accordance with Section 15.01 shall be null and void.

15.02 Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, United States of America without giving effect to its conflict of law principles, and the national patent laws relevant to the patent at issue.  Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article XIII herein, provided, however, that notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit a Party from bringing a dispute involving an actual or alleged breach of confidentiality or an actual or alleged misappropriation or infringement of its intellectual property rights in a court of competent jurisdiction.

15.03 Waiver.  Any delay or failure in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

15.04 Independent Relationship.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.05 Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate.  The Parties agree to reasonably cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consistent with its usual Compliance related processes.

15.06 Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Lilly or Licensee from time to time by the government of the United States of America.  Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Lilly under this Agreement or any Licensed Products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

15.07 Entire Agreement; Amendment.  This Agreement, including the Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory, including the Confidentiality Agreement.  There are no other covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.08 Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or a PDF document sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Uli Hacksell or uhacksell@cerecor.com
if to Licensee, to:	Cerecor Inc. 400 East Pratt Street Baltimore, MD 21202 Attn : John Kaiser or Uli Hacksell jkaiser@cerecor.com or uhacksell@cerecor.com

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

With copy to (which copy shall not constitute notice):	Kenneth J. Krisko, Esq. Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Ph. 703-456-8581 kkrisko@cooley.com
if to Lilly, to:	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 Attention: General Counsel Fax: 317-433-3000

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 15.08.

15.09 Force Majeure.  Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”), unless conclusive evidence to the contrary is provided.  Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.  The Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any Third Party.  If a condition constituting Force Majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.  If the Parties cannot in good faith reach a satisfactory resolution to the problem within sixty (60) days of meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article XIII herein.

15.10 Severability.  If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

15.11 Extension to Affiliates.  In each case where an Affiliate of Licensee has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, Licensee shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement.   For

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

the purposes of this Agreement, the Licensee shall be responsible for the contractual obligations of Affiliates. Licensee shall remain fully liable for any acts or omissions of its Affiliates.

15.12 Counterpart.  This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

15.13 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

15.14 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.15 Signatures. For purposes of this Agreement, signatures sent by facsimile or PDF shall also constitute originals.

[Signature Page Follows.]

* * * * CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

ELI LILLY AND COMPANY		CERECOR INC.
By:	/s/ Jan M. Lundberg	By:	/s/ Uli Hacksell
Title:	Executive Vice President, Science and Technology, and President, Lilly Research Laboratories	Title:	Chief Executive Officer

Schedule 1.25

Licensed Compound (LY3130481)

Material Transfer

API Inventory

* * * *	Lot#	Inventory	Unit	Project ID	LSN / LY
* * * *	* * * *	* * * *	GM	* * * *	LY3130481

Drug product inventory needs to be relabeled before its use in a clinical trial. Cerecor needs to extend the stability study to extend the dating for the drug product.

DP Inventory

Project ID	WUXI FP No.	WUXI Batch No.	Description	Inventory	Warehousing Date
* * * *	* * * *	* * * *	* * * *	* * * *	27-Mar-14
	* * * *	* * * *	* * * *	* * * *	27-Mar-14
	* * * *	* * * *	* * * *	* * * *	27-Mar-14
	* * * *	* * * *	* * * *	* * * *	9-Apr-14

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1.28

Lilly Know-How

In addition to all files currently located in Lilly’s dataroom:

•	Table of content of all documents included in the Product Data Package

•	Preclinical reports (ADME/PK, Pharmacology)
o	* * * *
o	* * * *
o	* * * *
o	* * * *

•	Toxicology reports
o	* * * *

•	Regulatory documents (some may be in paper)
o	* * * *

•	CMC
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *
o	* * * *

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

o	* * * *
o	* * * *
o	* * * *
•	List and copies of draft and final manuscripts/publications
o	* * * *
o	* * * *
•	Presentations and associated files in PowerPoint
o	* * * *
o	* * * *
•	Intellectual Property Materials
o	* * * *
o	* * * *
o	* * * *
•	Marketing
o	* * * *
•	Material Transfer Agreements
o	* * * *
•	Due Diligence Gaps

The following are the gaps identified during due diligence review of the data room and is needed as part of tech transfer

o	CMC Drug Substance Gaps:
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
o	CMC Drug Product Gaps:
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

-	* * * *
-	* * * *
-	* * * *
o	Non-clinical reports - Need final signed protocol and study reports for the following studies:
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *
-	* * * *

*Note: Lilly has not confirmed that all items listed in this Schedule 1.28 exist as of the Effective

Date.  Upon request by Cerecor, Lilly will make a reasonable search for any additional items listed above and not previously provided to Cerecor.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule 1.29

Lilly Patent Rights

Docket Number	Country	Application Number	Application Date	Patent Number	Grant Date	Status	Sub Status
* * * *	A.R.I.P.O.	* * * *	* * * *			Filed	Filed
* * * *	AAAA-Series Summary					Docketed	Mailed
* * * *	Algeria	* * * *	* * * *			Filed	Filed
* * * *	Argentina	* * * *	* * * *			Filed	Published
* * * *	Australia	* * * *	* * * *			Filed	Case Allowed
* * * *	Brazil	* * * *	* * * *			Filed	Filed
* * * *	Brunei	* * * *	* * * *			Filed	Mailed
* * * *	Canada	* * * *	* * * *			Filed	Filed
* * * *	Chile	* * * *	* * * *			Filed	Filed
* * * *	China P.R.	* * * *	* * * *			Filed	Published
* * * *	Colombia	* * * *	* * * *			Filed	Published
* * * *	Costa Rica	* * * *	* * * *			Filed	Filed
* * * *	Dominican Republic	* * * *	* * * *			Filed	Published
* * * *	Ecuador	* * * *	* * * *			Filed	Filed
* * * *	Egypt	* * * *	* * * *			Filed	Filed
* * * *	El Salvador	* * * *	* * * *			Filed	Filed
* * * *	Eurasian Patent Convention	* * * *	* * * *			Filed	Published
* * * *	European Patent Convention	* * * *	* * * *			Filed	Published
* * * *	Guatemala	* * * *	* * * *			Filed	Filed
* * * *	Gulf Cooperation Council	* * * *	* * * *			Filed	Filed
* * * *	Honduras	* * * *	* * * *			Filed	Filed
* * * *	Hong Kong	* * * *	* * * *			Filed	Published
* * * *	India	* * * *	* * * *			Filed	Filed
* * * *	Indonesia	* * * *	* * * *			Filed	Filed
* * * *	Israel	* * * *	* * * *			Filed	Filed
* * * *	Japan	* * * *	* * * *			Filed	Published
* * * *	Jordan	* * * *	* * * *			Filed	Filed
* * * *	Lebanon	* * * *	* * * *			Filed	Filed
* * * *	Macao					Docketed	Mailed
* * * *	Malaysia	* * * *	* * * *			Filed	Filed
* * * *	Mexico	* * * *	* * * *			Filed	Published
* * * *	Morocco	* * * *	* * * *			Filed	Filed
* * * *	New Zealand	* * * *	* * * *			Filed	Filed

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

* * * *	Nigeria	* * * *	* * * *			Filed	Case Allowed
* * * *	Pakistan	* * * *	* * * *			Filed	Filed
* * * *	Panama	* * * *	* * * *			Filed	Published
* * * *	Patent Cooperation Treaty	* * * *	* * * *			Inactive	National
* * * *	Peru	* * * *	* * * *			Filed	Published
* * * *	Philippines	* * * *	* * * *			Filed	Filed
* * * *	Korea South	* * * *	* * * *			Filed	Published
* * * *	Singapore	* * * *	* * * *	* * * *	* * * *	Granted	Granted
* * * *	South Africa	* * * *	* * * *			Filed	Filed
* * * *	Sri Lanka	* * * *	* * * *			Filed	Filed
* * * *	Taiwan	* * * *	* * * *			Filed	Published
* * * *	Thailand	* * * *	* * * *			Filed	Filed
* * * *	Trinidad & Tobago	* * * *	* * * *			Filed	Filed
* * * *	Tunisia	* * * *	* * * *			Filed	Filed
* * * *	Ukraine	* * * *	* * * *			Filed	Filed
* * * *	United States	* * * *	* * * *	* * * *	* * * *	Granted	Granted
* * * *	Venezuela	* * * *	* * * *			Filed	Published
* * * *	Vietnam	* * * *	* * * *			Filed	Filed
* * * *	AAAA-Series Summary					Docketed	Mailed
* * * *	Patent Cooperation Treaty	* * * *	* * * *			Filed	Published
* * * *	Taiwan	* * * *	* * * *			Filed	Published
* * * *	United States	* * * *	* * * *			Filed	Filed

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Attachment 3.02(a)

Initial Development Plan

Development Path for 2016/2017/2018

Technology Transfer:

•	* * * *

Non-Clinical:

•	Write IND summaries
•	* * * *
•	Plan and conduct 6-month Rat Toxicity Study (2017/2018)
•	Plan and conduct 9-month Monkey Toxicity Study (2017/2018)
•	Plan and conduct Segment 2 Repro Toxicity Studies (2017/2018)

Regulatory:

•	IND development and submission to FDA
•	* * * *

CMC:

•	Initiate discussion with SynTheAll Pharmaceutical CO., Ltd. (STA), a subsidiary of WuXi AppTec. regarding the product transfer from Lilly to Cerecor

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

•	Re-certify current API and reference standard by 2Q2016
•	Manufacture, package and label CTM using the current API supply for the SAD/MAD studies by 1H2017
•	Write CMC Module 2 and 3 sections of the IND by 2Q2017
•	Manufacture API at STA for preliminary Tox studies by 3Q2-17

Clinical:

•	* * * *
•	Write IND summaries
•	Finalize Phase 1 SAD/MAD protocols and Phase 2/3 strategy
•	* * * *
•	Anticipate Phase 1 study start: 2H2017; study end: 1H2018

Intellectual Property:

•	* * * *

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Attachment 9.03

Initial Press Release

DRAFT – NOT FOR RELEASE

Cerecor Announces Acquisition of Phase 1-ready TARP-γ8-AMPA Receptor Antagonist

(CERC-611) from Lilly

Phase 1 development for epilepsy expected to commence in 2017

BALTIMORE, September 12, 2016 - Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has acquired exclusive, worldwide rights from Eli Lilly and Company (“Lilly”) to develop and commercialize LY3130418 (now designated as CERC-611). CERC-611 is a Phase 1-ready, potent and selective Transmembrane AMPA Receptor Regulatory Protein (TARP)-γ8-dependent AMPA receptor antagonist. TARPs are a fairly recently discovered family of proteins that have been found to associate with and modulate the activity of AMPA receptors. TARP-γ8-dependent AMPA receptors are localized primarily in the hippocampus, a region of importance in complex partial seizures and particularly relevant to seizure origination and/or propagation. Research also suggests that selectively targeting individual TARPS may enable selective modulation of specific brain circuits without globally affecting synaptic transmission which may lead to improved efficacy, safety and tolerability. Cerecor expects to submit an investigational new drug application (“IND”) to the United States Food and Drug Administration (“FDA”) and, upon acceptance of the IND by the FDA, commence Phase 1 development of CERC-611 in 2017.

CERC-611 was discovered and developed by Lilly for the treatment of epilepsy, a neurological disorder affecting over 50 million people worldwide, 150,000 new cases are diagnosed in the US annually, and 30-40% of treated patients are resistant to current pharmacotherapies with only 8% of treated patients being maintained seizure free.  The disorder, if not controlled can lead to severe pathology and death. “There is a significant unmet need for new mechanisms that provide a new approach to treatment of epilepsy with improved efficacy, safety, tolerability and ease-of-use,” said Ron Marcus, MD, Chief Medical officer and Head, Regulatory Affairs at Cerecor.

AMPA receptor antagonists are known anticonvulsant agents and their ability to modulate excitatory neurotransmission is key to their anti-epileptic therapeutic potential.  However, since AMPA receptor activity is so ubiquitous in the central nervous system (“CNS”),  a non-selective AMPA antagonist approach affects many areas of the CNS resulting in undesired effects, such as ataxia, sedation, falls, and/or dizziness, which are shared by all known general or broad spectrum AMPA receptor antagonists.  Typically, doses of these medications needed to obtain anti-convulsant activity are close to, or overlap with, doses at which undesired effects are observed. “Because of the predominant hippocampal location of TARP-γ8-dependent AMPA receptors, we believe that the efficacy and side effect profile of CERC-611 may represent an improvement compared to current antiepileptics,” said Uli Hacksell, Ph.D., Cerecor’s CEO, President and Chairman.    “We are excited to make CERC-611 a key addition to our pipeline and we expect to file an IND and commence Phase 1 clinical in 2017.”

Under the terms of the agreement, Cerecor will immediately assume full development and commercialization responsibilities of CERC-611. Lilly will receive an upfront licensing fee as well as milestone and tiered royalty payments.

About CERC-611

CERC-611 (TARP-γ8-AMPA) is a potent and selective TARP-γ8-dependent AMPA receptor antagonist that we believe is the first molecule to selectively target and functionally block regionally-specific AMPA receptors after oral dosing.  This selectivity was engineered into CERC-611 using structure-activity relationship  information to achieve selective blockade of the AMPA receptor regulator protein or TARP gamma 8 (γ8) (high density expression in hippocampus, a region of importance in partial epilepsies) while sparing AMPA receptors thought to be associated with TARP‑γ2 (high density expression in cerebellum regulating the ataxia and falling associate with broad spectrum AMPA receptor antagonists).

137782646 v1

CERC-611 has been observed to have positive preclinical activity in multiple animal models of epilepsy, neuropathic pain, and depression.

About Cerecor

Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric diseases. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates: CERC-301 and CERC-501.

CERC-301 as an oral, NR2B specific N‑methyl‑D‑aspartate receptor antagonist that is currently in a Phase 2 clinical trial as an oral, rapidly acting adjunctive treatment for patients with severe major depressive disorder (“MDD”) who are failing to achieve an adequate response to their current antidepressant treatment. We expect top-line data from this trial in the first half of 2017. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC‑301 for the treatment of MDD. We believe CERC‑301 has the potential to be a first-in-class medication that may significantly reduce depressive symptoms in a matter of days.

CERC-501 is a potent and selective kappa opioid receptor (“KOR”), antagonist that is currently in a Phase 2 clinical trial for smoking cessation that is expected to provide top-line data in December 2016.  In addition to Cerecor’s Phase 2 trial, three externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress related smoking relapse and cocaine addiction. One study is being conducted under the auspices of the National Institute of Mental Health , the second is a collaboration between Cerecor and Yale investigators with funding from the National Institutes of Health  funding and the third study is being conducted at Rockefeller University Hospital and is funded by a private foundation.

Cerecor has one preclinical stage asset, CERC-406, a brain penetrant catechol‑O‑methyltransferase inhibitor with potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, technology enhancements, possible changes in legislation, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Contact:

MacDougall Biomedical Communications

Joe Rayne – 781-235-3060

ir@cerecor.com

137782646 v1